UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2007

STATER BROS. HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Commission file number 001-13222

Delaware	33-0350671
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

21700 Barton Road Colton, California	92324
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 783-5000

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Markets Credit Agreement

On April 16, 2007, Stater Bros. Markets (“Markets”) and Stater Bros. Holdings Inc. (“Stater Bros.”) entered into a Second Amended and Restated Credit Agreement with Bank of America, N.A. (“Bank of America”), as sole and exclusive administrative agent, and sole initial lender, consisting of a three-year unsecured revolving credit facility in a principal amount of up to $100 million (the “New Credit Facility”), which replaced Markets’ existing credit facility.

Markets is the borrower under the New Credit Facility. The New Credit Facility is guaranteed by Stater Bros. and all of its existing and future material subsidiaries, including Stater Bros. Development, Inc., Super Rx, Inc. and Santee Dairies, Inc. (“Santee”) (subject, in the case of Santee, to termination upon certain specified events). Subject to certain restrictions, the entire amount of the New Credit Facility may be used for loans, letters of credit, or a combination thereof. Borrowings under the Credit Facility are unsecured and will be used for working capital, certain capital expenditures and other general corporate purposes. Letters of credit issued under the letter of credit facility are expected to be used to support obligations incurred in connection with the construction of stores, the construction of the new corporate office and distribution facilities and workers’ compensation insurance obligations. The availability of the loans and letters of credit is subject to certain borrowing restrictions.

Loans under the New Credit Facility bear interest at a rate based upon either (i) the “Base Rate” (defined as the higher of (a) the federal funds rate plus 0.50% and (b) the rate of interest publicly announced by Bank of America as its “reference rate”), plus 1.00%, or (ii) the “Offshore Rate” (defined as the average British Bankers Association Interest Settlement Rate for deposits in dollars, adjusted for the maximum reserve requirement for Eurocurrency funding), plus 1.75%. For Offshore Rate Loans, the Offshore Rate will be applied in consecutive periods of the earlier of (a) the maturity date of the loan or (b) periods, as selected by Markets, of one, two, three or six months.

The New Credit Facility will cease to be available and will be payable in full on May 31, 2010. Notwithstanding such maturity date, at any time prior thereto Markets shall be entitled to request the issuance of standby letters of credit having a tenor which is up to one year following such maturity date, and commercial letters of credit having a tenor which is up to 180 days following such maturity date. Loans under the Credit Facility must be repaid for a period of ten consecutive days semi-annually.

The loans under the New Credit Facility may be prepaid at any time without penalty, subject to certain minimums and payment of any breakage and re-deployment costs in the case of loans based on the offshore rate. The commitments under the New Credit Facility may be reduced by Markets. Markets will be required to pay a commitment fee equal to 0.25% per annum on the actual daily unused portion of the revolving loan facility and the letter of credit facility, payable quarterly in arrears. Outstanding letters of credit under the New Credit Facility are subject to a fee of 1.25% per annum on the face amount of such letters of credit, payable quarterly in arrears. Markets will be required to pay standard fees charged by Bank of America with respect to the issuance, negotiation, and amendment of letters of credit issued under the letter of credit facility.

The New Credit Facility requires Holdings and its subsidiaries to meet minimum shareholders equity and EBITDA tests. The New Credit Facility contains covenants which, among other things, limit the ability of Markets and its subsidiaries to (i) incur indebtedness, grant liens and guarantee obligations, (ii) enter into mergers, consolidations, liquidations and dissolutions, asset sales, investments, leases and transactions with affiliates, and (iii) make restricted payments. The New Credit Facility also contains covenants that apply to Holdings and its subsidiaries, and Holdings is a party to the New Credit Facility for purposes of these covenants. These covenants, among other things, limit the ability of Holdings and its subsidiaries to incur indebtedness, make restricted payments, enter into transactions with affiliates, and make amendments to the Indenture governing the 8.125% Senior Notes due June 15, 2012 and the Floating Rate Senior Notes due June 15, 2010.

The New Credit Facility contains customary events of default, including payment defaults; material inaccuracies in representations and warranties; covenant defaults; cross-defaults to certain other indebtedness; certain bankruptcy events; certain ERISA events; judgment defaults; invalidity of any guaranty; and change of control.

The foregoing description of the New Credit Facility is qualified in its entirety by reference to the provisions of the Second Amended and Restated Credit Agreement dated as of April 16, 2007, a copy of which is filed as Exhibit 10.1 to this Report.

Santee Credit Agreement

On April 16, 2007, Santee entered into a Second Amended and Restated Business Loan Agreement (Receivables) with Bank of America, as sole and exclusive administrative agent, and sole initial lender, consisting of a three-year revolving line of credit in a principal amount of up to $5 million (the “New Santee Revolver”), which replaced Santee’s current revolver. Markets has guaranteed the obligations of Santee under the New Santee Revolver. Under the New Santee Revolver, Santee may borrow up to $5.0 million all of which may be used to secure letters of credit. Letters of credit under the New Santee Revolver are expected to be used for workers’ compensation insurance obligations and for general corporate purposes. Borrowings under the New Santee Revolver are secured by the receivables of Santee.

Loans under the New Santee Revolver bear interest at a rate based upon either (i) Bank of America’s prime rate plus 0.50%, or (ii) the “IBOR Rate” (defined as the interest rate at which Bank of America’s Cayman branch would offer U.S. dollar deposits for the applicable interest period to other banks, adjusted for the maximum reserve requirement for Eurocurrency funding), plus 1.75%. The applicable interest periods for IBOR rate loans will be between 30 and 180 days.

The New Santee Revolver will cease to be available and will be payable in full on May 31, 2010. Notwithstanding such maturity date, at any time prior thereto Santee shall be entitled to request the issuance of standby letters of credit having a tenor which is up to one year following such maturity date. Loans under the New Santee Revolver must be repaid for a period of thirty consecutive days semi-annually.

The loans under the New Santee Revolver may be prepaid at any time without penalty, subject to certain minimums and payment of any breakage and re-deployment costs in the case of loans based on the IBOR rate. Outstanding letters of credit under the New Santee Revolver are subject to a fee of 1.25% per annum on the face amount of such letters of credit, payable quarterly in advance. Santee will be required to pay standard fees charged by Bank of America with respect to the issuance and processing of letters of credit issued under the letter of credit facility.

The New Santee Revolver requires Santee to meet minimum tangible net worth and minimum EBITDA tests. The New Santee Revolver contains covenants which, among other things, limit the ability of Santee to (i) incur indebtedness, grant liens and guarantee obligations, and (ii) enter into mergers, consolidations, liquidations and dissolutions, asset sales, investments, leases and transactions with affiliates.

The New Santee Revolver contains customary events of default, including payment defaults; material inaccuracies in representations and warranties; covenant defaults; cross-defaults to certain other indebtedness; certain bankruptcy events; certain ERISA events; judgment defaults and material adverse change.

The foregoing description of the New Santee Revolver is qualified in its entirety by reference to the provisions of the Second Amended and Restated Business Loan Agreement (Receivables) dated as of April 16, 2007, a copy of which is filed as Exhibit 10.2 to this Report.

Supplemental Indenture

On April 16, 2007, Stater Bros., Markets and the existing subsidiaries of Markets (including Super Rx, Inc.) entered into a Supplemental Indenture (“Supplemental Indenture”) to the Indenture dated as of June 17, 2004 providing for the issuance of 8.125% Senior Notes due 2012 and Floating Rate Notes due 2010 (the “Indenture”). Pursuant to such Supplemental Indenture, Super Rx, Inc. has guaranteed the obligations of Stater Bros. under the Indenture and the notes issued thereunder.

The foregoing description of the Supplemental Indenture is qualified in its entirety by reference to the provisions of the Supplemental Indenture dated as of April 16, 2007, a copy of which is filed as Exhibit 4.1 to this Report.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

The following material is being furnished as exhibits to this Current Report on Form 8-K.

(d) Exhibits

4.1	Supplemental Indenture dated as of April 16, 2007 among Stater Bros. Holdings Inc., Stater Bros. Markets, Santee Dairies, Inc., Stater Bros. Development, Inc., Super Rx, Inc. and The Bank of New York Trust Company, N.A (as successor in interest to The Bank of New York), as Trustee.

10.1	Second Amended and Restated Credit Agreement, dated as of April 16, 2007, by and among Stater Bros. Markets, Stater Bros. Holdings Inc., and Bank of America, N.A.

10.2	Second Amended and Restated Business Loan Agreement (Receivables) dated as of April 16, 2007, by and among Santee Dairies, Inc., as Borrower, Bank of America, N.A., as Lender, and Stater Bros. Markets, as guarantor.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stater Bros. Holdings Inc.

By:	Phillip J. Smith
Executive Vice President and
Chief Financial Officer

Date: April 17, 2007

EXHIBIT INDEX

Exhibit	Description
4.1	Supplemental Indenture dated as of April 16, 2007 among Stater Bros. Holdings Inc., Stater Bros. Markets, Santee Dairies, Inc., Stater Bros. Development, Inc., Super Rx, Inc. and The Bank of New York Trust Company, N.A (as successor in interest to The Bank of New York), as Trustee.

10.1	Second Amended and Restated Credit Agreement, dated as of April 16, 2007, by and among Stater Bros. Markets, Stater Bros. Holdings Inc., and Bank of America, N.A.

10.2	Second Amended and Restated Business Loan Agreement (Receivables) dated as of April 16, 2007, by and among Santee Dairies, Inc., as Borrower, Bank of America, N.A., as Lender, and Stater Bros. Markets, as guarantor.